                                                                     EXHIBIT 2.2
                                                                     -----------

                  FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

     First Amendment to Asset Purchase Agreement (the "Amendment"), dated as of February 7, 1998 by and among Cabletron Systems, Inc., a Delaware corporation and Ctron Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Cabletron Systems, Inc., and Digital Equipment Corporation, a Massachusetts corporation.

     Whereas, pursuant to an Asset Purchase Agreement between Seller and the Buyer dated as of November 24, 1997, as amended (the "Purchase Agreement") the Seller agreed to sell and the Buyer agreed to purchase the Acquired Assets relating to Seller's Network Products Business;

     Whereas, on the date hereof, the parties are conducting the Closing of the transactions contemplated by the Purchase Agreement with respect to the business of the NPB in the United States, including the hiring by Buyer of the NPB employees and the assignment of the Acquired Assets located in the United States, including the inventory and any distributor or other reseller contracts of the NPB worldwide, but excluding the hiring by Buyer of the NPB Employees and the assignment of the Acquired Assets (other than the inventory) located outside the United States;

     Whereas, in connection with the Closing, on the date hereof the parties are entering into certain other agreements, including a certain Transitional Services Agreement and a certain International Operating Agreement, and a certain Contract Supply and Manufacturing Agreement, each by and among the parties to the Purchase Agreement; and

     Whereas, the parties desire to make certain amendments to the Purchase Agreement and set out certain other agreements related to the Closing.

     Now, Therefore, in consideration of the premises and of the mutual agreements, provisions, covenants and conditions contained in this Agreement, Seller and the Buyer hereby agree as follows:

     SECTION 1.  Definitions.  Capitalized terms used herein and not otherwise
                 -----------
defined in this Agreement shall have the meanings assigned such terms in the Purchase Agreement.

     SECTION 2.  Closing. Except as expressly set forth herein, the Closing of
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the transactions contemplated by the Purchase Agreement has occurred on the date hereof in accordance with the terms of the Purchase Agreement. The transactions consummated at the Closing include, without limitation, (i) in the United
States, (a) the hiring by Buyer of the Hired Employees whose principal work location is the United States, and (b) the assignment of the Acquired Assets located in the United States, and (ii) throughout the world, (a) the assignment of all Acquired Assets that constitute inventory, and (b) the assignment of any

Contracts with any distributor or other reseller of the NPB, but specifically excluding the hiring by Buyer of the NPB Employees whose principal work location is outside of the United States and the assignment of the Acquired Assets (other than inventory) located outside the United States. Notwithstanding anything to the contrary in the Purchase Agreement, the Closing shall be deemed to have occurred at 11:59 p.m. on the Closing Date.

     SECTION 3.  Consideration.
                 -------------

     (a) This Amendment hereby terminates and renders null and void a letter agreement dated December 8, 1997 among Buyer and Seller which amended the Purchase Agreement.

     (b) The Purchase Agreement is hereby amended as follows:

          (i)  Section 2.5(a) is amended in its entirety to read as follows:

     Cash.  $132,725,000.00 in cash (subject to adjustment pursuant to Section
     ----
     2.6). Notwithstanding the preceding sentence, at the Closing Buyer will pay $127,832,452.70 by wire transfer to the Seller in accordance with written instructions of the Seller given to the Buyer at least two business days prior to the Closing which amount represents payment in full of the cash portion of the Purchase Price minus adjustments for monies owed between the Parties. These adjustments are set forth in detail in Schedule 3.

          (ii) Section 2.5(b) is hereby deleted.

          (iii) The first paragraph of Section 2.5(C)(ii) is amended in its entirety to read as follows:

     Second Year Product Credits. Subject to adjustment pursuant to Section 2.6, $132,500,000 in Second Year Product Credits.

          (iv) Section 2.1(d) is amended in its entirety to read as follows:

     (d) the securities of Ipsilon Networks, Inc. owned by the Seller (or the $4,999,999.80 cash value of such securities);

          (v) Section 2.6(a)(ii) is amended to add the following new subsection:

     (a)(ii) Solely for purposes of this Section 2.6(a)(ii), the Asset Value shall be deemed not to include up to $1.5 million in Stage 1 Assets.

     SECTION 4.  Financial Statements. Section 5.27 of the Purchase Agreement is
                 --------------------
amended in its entirety to read as follows:

     Form 8-K Financial Statements.  Seller agrees to engage its outside
     -----------------------------
     accountants to assist, at the Buyer's expense, in the preparation and audit of the financial statements required by Buyer for its 8-K as set forth in
     Schedule 1 (the "Financial Statements"). Seller agrees to deliver such Financial Statements by February 23, 1998. For each day beyond February 23, 1998 that Seller is late in delivering such Financial Statements, Seller agrees to pay Buyer $25,000. For each day prior to February 20, 1998 that Seller is early in delivering such Financial Statements, Buyer agrees to pay Seller $25,000. Seller agrees to make reasonably available the Seller financial staff that prepared the Financial Statements during the days immediately following delivery of the financial statements for the purposes of conducting diligence and making any necessary amendments. The Financial Statements shall be prepared in accordance with United States Generally Accepted Accounting Principles. In addition, Seller agrees to use all reasonable efforts to assist Buyer in obtaining such comfort letters, consents and other similar items from Seller's outside accountants required by Buyer in a timely fashion in connection with its use of the Financial Statements, both in connection with the 8-K and future filings with the Securities Exchange Commission which contain or incorporate by reference the Financial Statements, including a Registration Statement on Form S-4 which Buyer anticipates filing in connection with its acquisition of Yago Systems, Inc.

     SECTION 5.  Transfer Taxes.  Schedule 2 sets forth the amounts of the
                 --------------
various Transfer Taxes to be paid in connection with the Closing. In the event that Transfer Taxes are required to be paid by either party subsequent to the Closing, the party not making such payment agrees to reimburse or otherwise pay in cash the party making the payment for one-half of such Transfer Taxes. This provision is intended to supplement, and not replace, any provisions in the Purchase Agreement concerning Transfer Taxes.

     SECTION 6.  Amended Schedules.  The following Exhibits and Schedules to the
                 -----------------
Purchase Agreement are amended as set forth in the Exhibits and Schedules attached hereto: Exhibit A, Schedule 1.2, Schedule 1.3, Schedule 1.6, Schedule 2.1(a), Schedule 2.1(h), Schedule 2.1(x) and Disclosure Schedule (S)(S)3.4, 3.15(a) and 3.16(a).

       Patents in Dispute
       ------------------

     The Parties are in dispute as to whether Patent Number PD25665 (Buffer Management Scheme With Packet Based Flow Control Algorithm) should be assigned to Buyer or retained by Seller pursuant to the Asset Purchase Agreement. The Parties agree to further investigate the source and use of this patent in order to resolve this issue by mutual agreement following the Closing.

     SECTION 7.  Closings in Foreign Countries.  The parties agree to continue
                 -----------------------------
to use all reasonable efforts to consummate the closing of the transactions contemplated by the Purchase Agreement in countries other than the United States. Where reasonably practicable (including economic effect), the parties will agree to close the transactions in any particular country at the end of Seller's fiscal month or fiscal week. In the event that despite the use of all reasonable efforts by both parties to resolve a Local Transfer Impediment, the closing of the transactions contemplated by the Purchase Agreement in any particular country has not occurred within

                                      -3-
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nine months following the effective date of this Agreement, Buyer and Seller will cooperate to develop a mutually agreeable solution that finally resolves the transactions contemplated by the Purchase Agreement with respect to such country within twelve months following the effective date of this Agreement, provided that the dates set forth in this provision shall not be applicable to
--------
any country where the transaction continues to be under review by any agency, court, panel, council, governmental entity or similar body or where the parties have not exhausted the reasonable steps available to them to resolve a Local Transfer Impediment.

     SECTION 8.  Assignments. As of the Closing, Seller has been unable to
                 -----------
obtain consent to assign certain Contracts or Assigned Licenses that are necessary to the manufacture of certain NPB Products. Seller agrees that, subject to compliance with all of the applicable terms of the Contract or Assigned License and the Contract Supply and Manufacturing Agreement (or any replacement agreement) including the payment provisions, Seller shall continue to employ its rights under such Contracts or Licenses, including the Super Lat license under the Meridian Agreement, to manufacture products or components, as applicable, and to sell such products or components to Buyer. This provision shall terminate (i) with respect to any particular Contract or Assigned License that has terminated (unless terminated by Seller prior to its termination in the ordinary course), or (ii) with respect to all of the applicable Contracts and Assigned Licenses, upon termination of the Contract Supply and Manufacturing Agreement, provided that in the event of any termination of the Contract Supply and Manufacturing Agreement the parties shall use reasonable good faith efforts to enter into a corporate agreement addressing such Contracts and Assigned Licenses. This provision is not intended to supersede any provision of the Purchase Agreement.

          Meridian LAT License.  Seller is entitled to certain net LAT Base
          --------------------
     License and royalty fees pursuant to a LAT Cross Licensing/Technology Exchange/Marketing/ Service Agreement between Digital Equipment Corporation and Meridian Technology Corporation executed November 16, 1992 and amended March 1, 1994 (the "Meridian Agreement"). Seller agrees to pay to Buyer all net LAT Base License and royalty fees actually received by it from Meridian under the Meridian Agreement within 30 days of receipt by Seller and Buyer agrees to assume all obligations of Seller under such Agreement related to the license pursuant to which such fees are paid.

     SECTION 9.  Certificates.  Section 6.1(f) of the Purchase Agreement is
                 ------------
amended in its entirety to read as follows:

     Certificates.  The Seller shall have delivered to the Buyer a certificate
     ------------
     signed by an authorized officer to the effect that each of the conditions specified above in (S) 6.1(a), (b) and (d) are satisfied in all respects;

     SECTION 10.  Counterparts.  This Amendment may be executed in any number of
                  ------------
counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same document.

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

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.


                              CABLETRON SYSTEMS, INC.


                              By: /s/ David J. Kirkpatrick
                                  -----------------------------------

                              Name:  David J. Kirkpatrick
                                     -------------------------------

                              Title:  Senior Vice President and
                                      Chief Financial Officer
                                      -------------------------------


                              CTRON ACQUISITION, INC.


                              By: /s/ David J. Kirkpatrick
                                  ------------------------------------

                              Name:  David J. Kirkpatrick
                                     -------------------------------

                              Title:  Treasurer
                                      -------------------------------------


                              DIGITAL EQUIPMENT CORPORATION


                              By: /s/ Chris Sullivan
                                  ---------------------------------------

                              Name:  Chris Sullivan
                                     ----------------------------------

                              Title:   Vice President, Finance
                                       -------------------------------

                            CABLETRON SYSTEMS, INC.
                            SCHEDULES AND EXHIBITS
                                     INDEX

Schedule 1         --   Financial Statements to be Delivered

Schedule 2         --   Transfer Taxes

Schedule 3         --   Purchase Price Allocation

  Exhibit A        --   Statement of Assets

Schedule 1.2       --   Assigned Licenses

Schedule 1.3       --   Assigned Patents

Schedule 1.6       --   Retained Patents

Schedule 1.2(a)    --   Encumbrances on Acquired Assets

Schedule 2.1(h)    --   Contracts

Schedule 2.1(x)    --   International Assets

Disclosure Schedule to Asset Purchase Agreement

     Section 3.4

     Section 3.15(a)

     Section 3.16(b)

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